Exhibit 99.5

To all of our customers, partners and colleagues –

Early today, the announcement of a definitive agreement for Move, Inc. to be acquired by the global media and information services company News Corp was made in New York. This is a historic moment for our company, which began its public life in 1999 as Homestore.com, Inc. and today accounts for more than 3.7 million homes listed for sale on our websites and apps and attracts nearly 35 million unique monthly visitors.

We have been in discussions with News Corp for some time now about the unique value and potential of realtor.com® and our leading brand assets, including ListHub™, TopProducer®, TigerLead® and FiveStreetSM, as well as our leading online destinations in the moving and rentals spaces. News Corp sees the same potential we do – and we could not be more pleased to consummate today’s agreement, which carries the full support of the National Association of REALTORS® (NAR).

The significance of this acquisition for the industry is embodied in the specific and tangible benefits to Move and its constituents, in the shared values between Move and News Corp, and in the continuation of the mission that has led to our success thus far and will continue to drive us in the months and years ahead.

Substantial benefits

Combining the assets of Move and News Corp will result in broad and substantial benefits for home buyers and home sellers, agents and brokers, and organized real estate in general. Specifically, the combination will deliver:

•	Broadened reach for Move through News Corp’s robust media platform, including the WSJ Digital Network (which accounts for approximately 500 million average monthly page views) and News America Marketing (which reaches nearly 74 million U.S. households)

•	Increased sales and marketing support to drive higher brand awareness and traffic

•	Cross-platform promotional opportunities

•	Improved product innovation that leverages News Corp’s real estate and digital expertise

•	Increased traffic and time on site with high quality News Corp content

In 2013, News Corporation separated into two distinct, publicly traded companies – News Corp and 21st Century Fox (which is home to Twentieth Century Fox Film, Fox Television, Fox News Channel and other broadcasting and entertainment businesses).

Shared values

The “new” News Corp is today one of the world’s leading media and information services companies, comprised of news, book publishing, digital real estate, digital education and integrated marketing businesses. It is home to such iconic brands as Dow Jones, The Wall Street Journal, Barron’s, the New York Post, The Australian and HarperCollins Publishing, as well as The Times, Sunday Times and The Sun in the UK. News Corp also has a 61.6% stake in the REA Group Limited (REA), which operates the leading Australian residential property website, realestate.com.au. REA plans to hold a 20% stake in Move, with 80% held by News Corp.

Many of the companies in the online real estate space have a demonstrated interest in participating in the fee and commission structure of real estate transactions. In contrast, News Corp’s focus on media and information services provides consumers and real estate professionals with accurate and timely information. Additionally, News Corp knows real estate. They have strong and long-standing relationships with the industry and enter into this agreement with a deep commitment to partnering with the NAR and Realtors. News Corp believes that real estate professionals – the more than one million Realtors, brokers, agents and MLS operators who form the backbone of our industry – remain vital to a great real estate experience.

News Corp also believes that Move’s standing in the marketplace – as the source of the biggest, best and most accurate inventory of homes for sale and rent – as well as our partnership with the NAR differentiate our business and uniquely position us to lead the industry.

Continuing the mission

Most companies launch Internet strategies to disrupt conventional business practices – sometimes for the better and sometimes for the worse. Recognizing the impact the Internet might have on real estate information, the NAR had the foresight some 16 years ago to reinvent how consumers gain access to property information. The belief was that if consumers sought real estate information online, it should come from the best source of information – Realtors – versus others who would simply add cost and complexity to real estate transactions.

Through realtor.com® the NAR and Move wrote the book on how online real estate should function. Now, as part of News Corp, we will have access to resources, content and media assets that will enable us to more rapidly achieve our potential.

As we leverage these considerable new assets, our mission and our focus remain constant. Today and in the future, we will provide people with the content, tools and professional expertise they need to find their perfect home and work tirelessly to ensure that the real estate professional remains indispensably connected to the process of buying and selling homes.

That means promoting the REALTOR® brand. Generating the best quality leads. Powering syndication through broker choice and control. And creating equal opportunity for all participants in the business. As part of News Corp, we will ensure that Move and all of our assets have the right tools, resources and reach to compete vigorously – and to lead.

We know we speak for all of us at Move in saying how enthusiastic we are to join News Corp – and in thanking you for your continued support of our people, products and services.

Continued success and best wishes.

Joe	Steve

Joe Hanauer	Steve Berkowitz
Chairman of the Board	Chief Executive Officer
Move, Inc.	Move, Inc.

Notice to Investors

The Offer described in this letter has not yet commenced. This letter is not an offer to buy or a solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of Move’s common stock will only be made pursuant to a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and other related materials that News Corp intends to file with the SEC. In addition, Move will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. Once filed, investors will be able to obtain the tender offer statement on Schedule TO, the offer to purchase, the Solicitation/Recommendation Statement of Move on Schedule 14D-9 and related materials with respect to the tender offer and the merger free of charge at the website of the SEC at www.sec.gov, and from the information agent named in the tender offer materials. Investors may also obtain, at no charge, any such documents filed with or furnished to the SEC by Move under the “Investors Relations” tab at the bottom of the page of Move’s website at www.move.com.

INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THESE DOCUMENTS WHEN THEY BECOME AVAILABLE, INCLUDING THE SOLICITATION/RECOMMENDATION STATEMENT OF MOVE AND ANY AMENDMENTS THERETO, AS WELL AS ANY OTHER DOCUMENTS RELATING TO THE TENDER OFFER AND THE MERGER THAT ARE FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO WHETHER TO TENDER THEIR SHARES PURSUANT TO THE TENDER OFFER BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE TENDER OFFER.

Forward-looking statements

Statements included in this letter that are not a description of historical facts are forward-looking statements. Words or phrases such as “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “seek,” “plan,” “expect,” “should,” “would” or similar expressions are intended to identify forward-looking statements, and are based on Move’s current beliefs and expectations. These forward-looking statements include without limitation statements regarding the planned completion of the Offer and the Merger. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Move’s actual future results may differ materially from Move’s current expectations due to the risks and uncertainties inherent in its business. These risks include, but are not limited to: uncertainties as to the timing of the Offer and the Merger; uncertainties as to the percentage of Move’s stockholders tendering their shares in the Offer; the possibility that competing offers will be made; the possibility that various closing conditions for the Offer or the Merger may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the Merger; the effects of disruption caused by the transaction making it more difficult to maintain relationships with employees, collaborators, customers, vendors and other business partners; the risk that stockholder litigation in connection with the Offer or the Merger may result in significant costs of defense, indemnification and liability; and risks and uncertainties pertaining to the business of Move, including the risks detailed under “Risk Factors” and elsewhere in Move’s public periodic filings with the SEC, as well as the tender offer materials to be filed by Parent and Merger Sub and the Solicitation/Recommendation Statement to be filed by Move in connection with the Offer. All forward-looking statements are qualified in their entirety by this cautionary statement and Move undertakes no obligation to revise or update this report to reflect events or circumstances after the date hereof, except as required by law.